Exhibit 4.2

PETROHAWK ENERGY CORPORATION,

THE SUBSIDIARY GUARANTORS SIGNATORY HERETO

AND

THE BANK OF NEW YORK TRUST COMPANY, N.A.,

as Trustee

SECOND SUPPLEMENTAL INDENTURE

Dated as of July 11, 2006

to

Indenture

Dated as of April 8, 2004, as Amended

9 7/8% Senior Notes due 2011

THIS SECOND SUPPLEMENTAL INDENTURE, dated as of July 11, 2006 (this “Supplemental Indenture”), is by and among Petrohawk Energy Corporation, a Delaware corporation (the “Issuer”), the Subsidiary Guarantors (herein so called signatory hereto) and The Bank of New York Trust Company, N.A., as trustee (the “Trustee”).

WHEREAS, the Issuer, the Subsidiary Guarantors and the Trustee are parties to that certain Indenture dated as of April 8, 2004 (the “Original Indenture”), as amended by the First Supplemental Indenture thereto dated as of July 28, 2005 (the Original Indenture, as so amended, being herein called the “Indenture”), providing for the issuance of 9 7/8% Senior Notes due 2011 (the “Notes”);

WHEREAS, the Issuer or its predecessor issued originally $130 million aggregate principal amount of the Notes, and it subsequently repurchased $5,516,000 aggregate principal amount of the Notes, so that Notes in the aggregate principal amount of $124,490,000 are now outstanding;

WHEREAS, Section 9.2 of the Indenture provides that (subject to certain exceptions) the Indenture may be amended with the consent of the Holders of at least a majority in aggregate principal amount of the Notes then outstanding or, in the case of an amendment to Section 10.15 of the Indenture, 75% thereof (including consents obtained in connection with a tender offer for Notes);

WHEREAS, the Issuer desires and has requested the Trustee to join with it in entering into this Supplemental Indenture for the purpose of amending the Indenture in certain respects as permitted by Section 9.2 of the Indenture;

WHEREAS, the execution and delivery of this Supplemental Indenture have been authorized by a Board Resolution of the Issuer and of each Subsidiary Guarantor; and

WHEREAS, (1) the Issuer has received the consent of the Holders of at least 75% in aggregate principal amount of the outstanding Notes and has satisfied all other conditions precedent, if any, provided under the Indenture to enable the Issuer, the Subsidiary Guarantors and the Trustee to enter into this Supplemental Indenture, all as certified by an Officers’ Certificate, delivered to the Trustee simultaneously with the execution and delivery of this Supplemental Indenture as contemplated by Section 9.3 of the Indenture, and (2) the Issuer has delivered to the Trustee simultaneously with the execution and delivery of this Supplemental Indenture an Officers’ Certificate and Opinion of Counsel relating to this Supplemental Indenture as contemplated by Sections 9.3 and 14.1 of the Indenture;

NOW, THEREFORE, in consideration of the above premises, each party hereby agrees, for the benefit of the others and for the equal and ratable benefit of the Holders of the Notes, as follows:

ARTICLE I

DEFINITIONS

Section 1.1 Deletion of Definitions and Related References. Section 1.1 of the Indenture is hereby amended to delete in their entirety all terms and their respective definitions for which all references are eliminated in the Indenture as a result of the amendments set forth in Article II of this Supplemental Indenture.

ARTICLE II

AMENDMENTS TO INDENTURE

Section 2.1 Amendments to the Indenture.

(i) The Indenture is hereby amended by deleting the following sections or subsections of the Indenture and all references thereto in the Indenture in their entirety:

Section 5.1(e), (f) and (g)

Section 8.1

Sections 10.4 through 10.19

(ii) Notwithstanding the foregoing paragraph (i) of this Section 2.1, all provisions of the Indenture required by the Trust Indenture Act shall remain in full force and effect, including without limitation the obligations of the Company (1) under Section 314(a)(1) of the TIA to file with the Trustee copies of its annual reports and of the information, documents and other reports which the Company is required to file with the Securities and Exchange Commission pursuant to Section 13 or 15 of the Exchange Act and (2) under Section 314(a)(4) of the TIA to furnish to the Trustee, not less often than annually, a brief certificate from the principal executive officer, principal financial office or principal accounting officer as to his or her knowledge of the Company’s compliance with all conditions and covenants under the Indenture, without regard to any period of grace or requirement of notice provided under the Indenture.

ARTICLE III

MISCELLANEOUS PROVISIONS

Section 3.1 Indenture. Except as amended hereby, the Indenture is in all respects ratified and confirmed and all the terms, conditions and provisions thereof shall remain in full force and effect. This Supplemental Indenture shall form a part of the Indenture for all purposes, and every Holder of Notes heretofore or hereafter authenticated and delivered under the Indenture shall be bound by the Indenture as amended hereby. Subject to Section 14.10(b) of the Indenture, in the case of conflict between the Indenture and this Supplemental Indenture, the provisions of this Supplemental Indenture shall control.

Section 3.2 Severability. In case any provision in this Supplemental Indenture shall be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby.

Section 3.3 Capitalized Terms. Capitalized terms used herein but not defined shall have the meanings assigned to them in the Indenture.

Section 3.4 Effect of Headings. The Article and Section headings used herein are for convenience only and shall not affect the construction of this Supplemental Indenture.

Section 3.5 Trustee Makes No Representations. The Trustee makes no representation as to the validity or sufficiency of this Supplemental Indenture. The recitals, statements and representations contained in this Supplemental Indenture shall be taken and construed as made by and on the part of the Issuer and the Subsidiary Guarantors, and not by the Trustee, and the Trustee does not assume, and shall not have, any responsibility or obligation for the correctness of any thereof.

Section 3.6 Certain Duties and Responsibilities of the Trustee. In entering into this Supplemental Indenture, the Trustee shall be entitled to the benefit of every provision of the Indenture relating to the conduct or affecting the liability or affording protection to the Trustee, whether or not elsewhere herein so provided.

Section 3.7 Governing Law. THIS SUPPLEMENTAL INDENTURE SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK.

Section 3.8 Counterparts. The parties may sign any number of copies of this Supplemental Indenture. Each signed copy shall be an original, but all of them together represent one and the same agreement.

Section 3.9 Successors. All agreements of the Issuer, the Subsidiary Guarantors and the Trustee in this Supplemental Indenture and the Notes shall bind their respective successors.

Section 3.10 Effectiveness. The provisions of Articles I and II of this Supplemental Indenture shall be effective at the time the Issuer accepts for purchase at least 75% in aggregate principal amount of the outstanding Notes.

Section 3.11 Endorsement and Change of Form of Notes. Any Notes authenticated and delivered after the close of business on the date that this Supplemental Indenture becomes effective may be affixed to, stamped, imprinted or otherwise legended by the Trustee, with a notation as follows:

“Effective as of [            ], 2006*, the restrictive covenants of the Indenture and certain of the Events of Default have been eliminated or modified, as provided in the Second Supplemental Indenture, dated as of July 11, 2006. Reference is hereby made to said Second Supplemental Indenture, copies of which are on file with the Trustee, for a description of the amendments made therein.”

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*	To be competed on the date of effectiveness as set forth in Section 3.10 of this Supplemental Indenture.

IN WITNESS WHEREOF, the parties hereto have caused this Supplemental Indenture to be duly executed as of the day and year written above.

PETROHAWK ENERGY CORPORATION

By:	/s/ FLOYD C. WILSON
Floyd C. Wilson
President and Chief Executive Officer

P-H ENERGY, LLC

By:	PETROHAWK ENERGY CORPORATION
Its Sole Member

By:	/s/ FLOYD C. WILSON
Floyd C. Wilson
President and Chief Executive Officer

PETROHAWK OPERATING COMPANY

By:	/s/ FLOYD C. WILSON
Floyd C. Wilson
President and Chief Executive Officer

RED RIVER FIELD SERVICES, L.L.C.

By:	PETROHAWK ENERGY CORPORATION
Its Sole Member

By:	/s/ FLOYD C. WILSON
Floyd C. Wilson
President and Chief Executive Officer

PETROHAWK PROPERTIES, LP

By:	P-H Energy, LLC
Its General Partner

By:	/s/ FLOYD C. WILSON
Floyd C. Wilson
President and Chief Executive Officer

PETROHAWK HOLDINGS, LLC

By:	/s/ CONNIE D. TATUM
Connie D. Tatum
President

WINWELL RESOURCES, INC.

By:	/s/ FLOYD C. WILSON
Floyd C. Wilson
President and Chief Executive Officer

WSF, INC.

By:	/s/ FLOYD C. WILSON
Floyd C. Wilson
President and Chief Executive Officer

THE BANK OF NEW YORK TRUST
COMPANY, N.A., as Trustee

By:	/s/ JOHN C. STOHLMANN
John C. Stohlmann
Vice President

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